Exhibit 99.1

For further information contact:

John W. Bordelon, President and Chief Executive Officer

(337) 237-1960

Release Date:	January 26, 2012
For Immediate Release

HOME BANCORP ANNOUNCES 2011 FOURTH QUARTER AND ANNUAL RESULTS

Lafayette, Louisiana – Home Bancorp, Inc. (Nasdaq: “HBCP”) (the “Company”), the parent company for Home Bank (www.home24bank.com), a Federally chartered savings bank headquartered in Lafayette, Louisiana (the “Bank”), announced net income of $2.1 million for the fourth quarter of 2011, an increase of $1.2 million, or 131%, compared to the third quarter of 2011 and an increase of $669,000, or 46%, compared to the fourth quarter of 2010. The third and fourth quarters of 2011 include pre-tax expenses related to the acquisition of GS Financial Corp. of $1.4 million and $604,000, respectively. Excluding merger-related expenses, net income for the fourth quarter of 2011 was $2.5 million, an increase of 34% and 73% compared to the third quarter of 2011 and the fourth quarter of 2010, respectively.

Diluted earnings per share were $0.30 for the fourth quarter of 2011, compared to $0.13 for the third quarter of 2011 and $0.20 for the fourth quarter of 2010. Excluding merger-related expenses, diluted earnings per share were $0.36 for the fourth quarter of 2011, increases of 33% and 71% compared to the third quarter of 2011 and the fourth quarter of 2010, respectively.

Net income for the year ended December 31, 2011 was $5.1 million, an increase of $432,000, or 9%, compared to 2010. Diluted earnings per share for 2011 were $0.71, an increase of 15% compared to $0.62 in 2010.

“We are pleased with the direction of our financial results,” stated John W. Bordelon, President and Chief Executive Officer of the Company and the Bank, “and are even more excited about the development of our team. We have assembled a team of bankers who are committed to expanding customer relationships through sound financial advice and products. We seek to differentiate ourselves daily by offering flexible and timely solutions that better the lives of our customers.”

“Our prospects for 2012 are strong due to the economic health of our markets and our reputation for doing what’s best for our customers,” added Mr. Bordelon. “We are focused on continually enhancing shareholder value through improved earnings.”

Acquisition of GS Financial Corp.

As previously reported, the Company now serves the Greater New Orleans area through its acquisition of GS Financial Corp., the former holding company of Guaranty Savings Bank (“GSB”) of Metairie, Louisiana, on July 15, 2011. As a result of the transaction, the Company acquired $256.8 million of assets, including loans of $182.5 million, and $230.7 million in deposits and other liabilities. Shareholders of GS Financial Corp. received $21.00 per share in cash, resulting in a total purchase price of $26.4 million.

Loans and Credit Quality

Total loans were $666.4 million at December 31, 2011, an increase of $12.7 million, or 2%, from September 30, 2011, and an increase of $226.5 million, or 51%, from December 31, 2010. Fourth quarter 2011 loan growth was in construction and land loans (up $8.6 million), commercial real estate loans (up $5.0 million) and multi-family residential loans (up $4.8 million). These increases were offset by decreases in one- to four- family first mortgage loans (down $5.2 million) and commercial and industrial loans (down $2.1 million). The increase in loans during 2011 was primarily the result of the loans acquired in the acquisition of GSB, which totaled $182.5 million at the acquisition date.

In connection with the Company’s acquisition of certain assets and liabilities of Statewide Bank from the Federal Deposit Insurance Corporation (“FDIC”) in March 2010, Home Bank entered into loss sharing agreements with the FDIC which cover the loan portfolio acquired from Statewide Bank (“Covered Loans”) and other repossessed assets (collectively referred to as “Covered Assets”). Under the terms of the loss sharing agreements, the FDIC will absorb 80% of the first $41 million of losses incurred on Covered Assets and 95% of losses on Covered Assets exceeding $41 million. Covered loans totaled $61.1 million at December 31, 2011, down $6.2 million and down $19.4 million compared to September 30, 2011 and December 31, 2010, respectively.

The following table sets forth the composition of the Company’s loan portfolio as of the dates indicated.

	December 31,	December 31,	Increase/(Decrease)
(dollars in thousands)	2011	2010	Amount	Percent
Real estate loans:
One- to four-family first mortgage	$182,817	$122,614	$60,203	49%
Home equity loans and lines	43,665	30,915	12,750	41
Commercial real estate	226,999	150,824	76,175	51
Construction and land	78,994	57,538	21,456	37
Multi-family residential	20,125	5,718	14,407	252

Total real estate loans	552,600	367,609	184,991	50

Other loans:
Commercial and industrial	82,980	48,410	34,570	71
Consumer	30,791	23,892	6,899	29

Total other loans	113,771	72,302	41,469	57

Total loans	$666,371	$439,911	$226,460	51%

Nonperforming assets (“NPAs”) totaled $30.4 million at December 31, 2011, an increase of $2.4 million compared to September 30, 2011 and an increase of $7.6 million compared to December 31, 2010. NPAs include $16.6 million in Covered Assets and $9.9 million acquired from GSB. Excluding Covered Assets, the ratio of NPAs to total assets was 1.55% at December 31, 2011, compared to 1.32% at September 30, 2011 and 0.19% at December 31, 2010.

The Company recorded net loan recoveries of $7,000 during the fourth quarter of 2011, compared to net loan charge-offs of $53,000 in the third quarter of 2011 and $151,000 in the fourth quarter of 2010.

The Company’s loan loss provision for the fourth quarter of 2011 was $568,000, compared to $526,000 for the third quarter of 2011 and $147,000 for the fourth quarter of 2010. The increases compared to the fourth quarter of 2010 are primarily attributable to loan growth and modest downgrades of certain loans in the Company’s organic (i.e., not acquired) loan portfolio.

At December 31, 2011, the Company’s ratio of allowance for loan losses to total loans was 0.77%, compared to 0.69% and 0.89% at September 30, 2011 and December 31, 2010, respectively. The increase in the ratio of allowance for loan losses to total loans during the fourth quarter was due to loan growth and modest downgrades of certain loans. The decrease in the fourth quarter 2011 ratio of allowance for loan losses to total loans compared to fourth quarter 2010 relates primarily to the acquisition of the GSB loans. Under accounting rules generally accepted in the United States, an acquirer may not carry over the acquiree’s allowance for loan losses. Instead, the acquirer must fair value the cash flows expected to be derived from the acquired loan portfolio. Management has included its credit loss expectations in the acquired loan portfolio’s cash flow assumptions used to derive the portfolio’s fair value. Hence, management believes that expected credit losses in the acquired loan portfolio were appropriately addressed in the fair value adjustments recorded on the acquired loan portfolio. Excluding acquired loans of GSB and Statewide Bank, the ratio of allowance for loan losses to total organic loans was 1.14% at December 31, 2011. Subsequent to acquisitions, ongoing evaluations of the acquired loan portfolio may result in additional provisions for the acquired loans.

Investment Securities Portfolio

The Company’s investment securities portfolio totaled $158.7 million at December 31, 2011, a decrease of $10.7 million, or 6%, from September 30, 2011, and an increase of $31.5 million, or 25%, from December 31, 2010. The decrease in investment securities during the fourth quarter of 2011 resulted primarily from paydowns, calls and maturities during the period. The increase compared to December 31, 2010 resulted primarily from the addition of $46.5 million in investment securities acquired from GSB. At December 31, 2011, the Company had a net unrealized gain position on its investment securities portfolio of $2.6 million, compared to net unrealized gains of $2.5 million and $1.0 million as of September 30, 2011 and December 31, 2010, respectively.

The Company maintains a portfolio of non-agency mortgage-backed securities, which had an amortized cost of $14.8 million at December 31, 2011. Each of these securities is rated investment grade by Standard & Poor’s and/or Moody’s.

Deposits

Deposits totaled $730.7 million at December 31, 2011, an increase of $11.3 million, or 2%, from September 30, 2011, and $177.5 million, or 32%, from December 31, 2010. The acquisition of GSB added $193.5 million in deposits. The Company’s organic core deposits (i.e., checking, savings and money market accounts) increased for the tenth consecutive quarter, posting growth of $12.7 million, or 3.6%, during the fourth quarter of 2011.

The following table sets forth the composition of the Company’s deposits at the dates indicated.

	December 31,	December 31,	Increase / (Decrease)
(dollars in thousands)	2011	2010	Amount	Percent

Demand deposit	$127,828	$100,579	$27,249	27%
Savings	43,671	29,258	14,413	49
Money market	180,790	133,245	47,545	36
NOW	93,679	68,398	25,281	37
Certificates of deposit	284,766	221,738	63,028	28

Total deposits	$730,734	$553,218	$177,516	32

Share Repurchases

The Company purchased 102,200 shares of its common stock during the fourth quarter of 2011 at an average price per share of $14.83 under the share repurchase plan announced in May 2011. The Company may repurchase up to 402,835 shares, or approximately 5%, of the Company’s outstanding common stock under the May 2011 plan. As of January 20, 2012, the Company has purchased 304,325 shares under the plan at an average price per share of $14.55; hence, 98,510 additional shares remain eligible for purchase under the plan. The tangible book value per share of the Company’s common stock was $16.96 at December 31, 2011.

Net Interest Income

Net interest income for the fourth quarter of 2011 totaled $10.0 million, an increase of $593,000, or 6%, compared to the third quarter of 2011, and an increase of $2.8 million, or 40%, compared to the fourth quarter of 2010. The Company’s net interest margin was 4.66% for the fourth quarter of 2011, eight basis points higher than the third quarter of 2011 and four basis points lower than the fourth quarter of 2010. The increase in the net interest margin compared to the third quarter of 2011 was primarily due to changes in the mix of interest-earning assets. The decrease in the net interest margin compared to the fourth quarter of 2010 was primarily due to lower average yields on interest-earning assets resulting from the current interest rate environment and lower costs on interest-bearing liabilities.

Net interest income for 2011 totaled $33.2 million, an increase of $5.4 million, or 20%, compared to 2010. The 20% increase relates primarily to the acquisition of GSB and organic loan and core deposit growth. The Company’s net interest margin was 4.64% in 2011, two basis points higher than 2010, which was the result of mix changes in interest-earnings assets and lower costs on interest-bearing liabilities.

The following table sets forth the Company’s average balance and average yields earned and rates paid on its interest-earning assets and interest-bearing liabilities for the periods indicated.

	For the Three Months Ended
	December 31, 2011		September 30, 2011		December 31, 2010
(dollars in thousands)	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate
Interest-earning assets:
Loans receivable	$662,429	6.26%	$612,416	6.30%	$448,172	6.61%
Investment securities	162,367	2.18	174,208	2.36	124,561	3.39
Other interest-earning assets	26,026	0.79	28,447	0.51	32,045	0.47

Total interest-earning assets	$850,822	5.35	$815,071	5.30	$604,778	5.62

Interest-bearing liabilities:
Deposits:
Savings, checking, and money market	$314,695	0.47	$300,000	0.52	$220,556	0.56
Certificates of deposit	284,169	1.16	273,407	1.20	228,848	1.70

Total interest-bearing deposits	598,864	0.80	573,407	0.84	449,404	1.14
FHLB advances	103,011	0.75	105,828	0.68	14,027	3.17

Total interest-bearing liabilities	$701,875	0.79	$679,235	0.82	$463,431	1.20

Net interest spread		4.56%		4.48%		4.42%
Net interest margin		4.66		4.58		4.70

	For the Year Ended
	December 31, 2011		December 31, 2010
(dollars in thousands)	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate
Interest-earning assets:
Loans receivable	$539,956	6.43%	$447,606	6.38%
Investment securities	153,175	2.38	129,523	3.84
Other interest-earning assets	25,072	0.68	23,926	0.55

Total interest-earning assets	$718,203	5.30	$601,055	5.60

Interest-bearing liabilities:
Deposits:
Savings, checking, and money market	$272,512	0.50	$196,561	0.65
Certificates of deposit	239,584	1.34	239,872	1.68

Total interest-bearing deposits	512,096	0.89	436,433	1.22
FHLB advances	66,264	0.88	20,587	2.75

Total interest-bearing liabilities	$578,360	0.89	$457,020	1.29

Net interest spread		4.41%		4.31%
Net interest margin		4.64		4.62

Noninterest Income

Noninterest income for the fourth quarter of 2011 totaled $1.9 million, an increase of $259,000, or 16%, compared to the third quarter of 2011 and an increase of $380,000, or 26%, compared to the fourth quarter of 2010. The increase in noninterest income in the fourth quarter of 2011 compared to the third quarter of 2011 was primarily the result of increased gains on the sale of mortgage loans of $357,000, or 217%. The increase in noninterest income in the fourth quarter of 2011 compared to the fourth quarter of 2010 was primarily the result of increased gains on the sale of mortgage loans of $183,000, or 54%, and the absence of OTTI charges of $218,000 incurred in the fourth quarter of 2010.

Noninterest income for 2011 totaled $6.8 million, an increase of $2.3 million, or 51%, from 2010. The increase in noninterest income in 2011 compared to 2010 was primarily the result of the absence of OTTI charges of $1.2 million incurred in 2010 and a $525,000 payment received in settlement of a lawsuit during the second quarter of 2011. Additionally, service fees and charges, bank card fees and gains on the sale of mortgage loans increased in 2011 compared to 2010 as a result of the GSB acquisition and organic customer growth.

Noninterest Expense

Noninterest expense for the fourth quarter of 2011 totaled $8.1 million, a decrease of $1.1 million, or 12%, compared to the third quarter of 2011 and an increase of $1.8 million, or 29%, compared to the fourth quarter of 2010. Noninterest expense for the third and fourth quarters of 2011 include pre-

tax expenses related to the acquisition of GSB of $1.4 million and $604,000, respectively. Such merger-related expenses included professional fees, data conversion and severance and other employee costs associated with the merger and related systems conversion. Excluding merger-related expenses, noninterest expense for the fourth quarter of 2011 totaled $7.5 million, a decrease of $255,000, or 3%, compared to the third quarter of 2011 and an increase of $1.2 million, or 19%, compared to the fourth quarter of 2010.

Exclusive of merger-related expenses, the decrease in noninterest expense during the fourth quarter of 2011 compared to the third quarter of 2011 was primarily attributable to decreases in accruals for the Louisiana shares tax and FDIC assessments. Such decreases were partially offset by increased foreclosed asset collection expenses.

Exclusive of merger-related expenses, the increase in noninterest expense in the fourth quarter of 2011 compared to the same quarter last year was primarily attributable to the growth of the Company’s branch network due to the GSB acquisition.

Noninterest expense for 2011 totaled $30.8 million, an increase of $6.4 million, or 26%, from 2010. The increase in noninterest expense in 2011 compared to 2010 was primarily the result of higher compensation and benefits, occupancy and data processing and communications expenses related primarily to the GSB acquisition.

Non-GAAP Reconciliation

	For the Three Months Ended
(dollars in thousands)	December 31, 2011	September 30, 2011	December 31, 2010

Reported noninterest expense	$8,083	$9,182	$6,273
Less: Merger-related expenses	(604)	(1,449)	—

Non-GAAP noninterest expense	$7,479	$7,733	$6,273

Reported net income	$2,134	$923	$1,465
Add: Merger-related expenses (after tax)	396	959	—

Non-GAAP net income	$2,530	$1,882	$1,465

	For the Year Ended
(dollars in thousands)	December 31, 2011	December 31, 2010

Reported noninterest expense	$30,783	$24,373
Less: Merger-related expenses	(2,053)	—

Non-GAAP noninterest expense	$28,730	$24,373

Reported net income	$5,120	$4,688
Add: Merger-related expenses (after tax)	1,355	—

Non-GAAP net income	$6,475	$4,688

This news release contains financial information determined by methods other than in accordance with generally accepted accounting principles (“GAAP”). The Company’s management uses this non-GAAP financial information in its analysis of the Company’s performance. In this news release, information is included which excludes the impact of merger-related expenses. Management believes the presentation of this non-GAAP financial information provides useful information that is essential to a proper understanding of the Company’s core operating results. This non-GAAP financial information should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP financial information presented by other companies.

This news release contains certain forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors - many of which are beyond our control - could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Home Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2010, describes some of these factors, including risk elements in the loan portfolio, the level of the allowance for losses on loans, risks of our growth strategy, geographic concentration of our business, dependence on our management team, risks of market rates of interest and of regulation on our business and risks of competition. Forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

HOME BANCORP, INC. AND SUBSIDIARY

CONDENSED STATEMENTS OF FINANCIAL CONDITION

	December 31,	December 31,	%	September 30,
	2011	2010	Change	2011
Assets
Cash and cash equivalents	$31,272,508	$36,970,638	(15)%	$32,916,713
Interest-bearing deposits in banks	5,583,000	7,867,000	(29)	6,318,000
Investment securities available for sale, at fair value	155,259,978	111,962,331	39	165,513,687
Investment securities held to maturity	3,461,717	15,220,474	(77)	3,938,656
Mortgage loans held for sale	1,672,597	2,436,986	(31)	8,928,396
Loans covered by loss sharing agreements	61,070,360	80,446,859	(24)	67,296,479
Noncovered loans, net of unearned income	605,301,127	359,464,400	68	586,339,131

Total loans	666,371,487	439,911,259	51	653,635,610
Allowance for loan losses	(5,104,363)	(3,919,745)	30	(4,529,834)

Total loans, net of allowance for loan losses	661,267,124	435,991,514	52	649,105,776

FDIC loss sharing receivable	24,222,190	32,012,783	(24)	25,628,190
Office properties and equipment, net	31,763,692	23,371,915	36	31,314,946
Cash surrender value of bank-owned life insurance	16,771,174	16,192,645	4	16,628,613
Accrued interest receivable and other assets	32,515,158	18,396,806	77	31,880,426

Total Assets	$963,789,138	$700,423,092	38	$972,173,403

Liabilities
Deposits	$730,733,755	$553,217,853	32%	$719,460,464
Federal Home Loan Bank advances	93,622,954	13,000,000	620	113,458,132
Accrued interest payable and other liabilities	5,147,595	2,675,297	92	6,187,857

Total Liabilities	829,504,304	568,893,150	46	839,106,453

Shareholders’ Equity
Common stock	89,335	89,270	—%	89,497
Additional paid-in capital	89,741,406	88,818,862	1	89,336,376
Treasury stock	(15,892,315)	(10,425,725)	52	(14,376,355)
Common stock acquired by benefit plans	(8,625,513)	(9,770,556)	(12)	(8,714,783)
Retained earnings	67,245,350	62,125,568	8	65,111,099
Accumulated other comprehensive income	1,726,571	692,523	149	1,621,116

Total Shareholders’ Equity	134,284,834	131,529,942	2	133,066,950

Total Liabilities and Shareholders’ Equity	$963,789,138	$700,423,092	38	$972,173,403

HOME BANCORP, INC. AND SUBSIDIARY

CONDENSED STATEMENTS OF INCOME

	For The Three Months Ended			For The Year Ended
	December 31,		%	December 31,		%
	2011	2010	Change	2011	2010	Change
Interest Income
Loans, including fees	$10,450,022	$7,456,346	40%	$34,604,712	$28,556,905	21%
Investment securities	883,979	1,056,751	(16)	3,686,134	4,969,876	(26)
Other investments and deposits	36,803	37,895	(3)	144,346	132,121	9

Total interest income	11,370,804	8,550,992	33	38,435,192	33,658,902	14

Interest Expense
Deposits	1,194,653	1,294,223	(8)%	4,626,198	5,316,147	(13)%
Federal Home Loan Bank advances	194,407	111,440	74	590,972	565,011	5

Total interest expense	1,389,060	1,405,663	(1)	5,217,170	5,881,158	(11)

Net interest income	9,981,744	7,145,329	40	33,218,022	27,777,744	20
Provision for loan losses	567,968	147,297	286	1,460,427	864,659	69

Net interest income after provision for loan losses	9,413,776	6,998,032	35	31,757,595	26,913,085	18

Noninterest Income
Service fees and charges	538,368	477,547	13%	2,160,706	2,013,358	7%
Bank card fees	443,407	405,685	9	1,737,554	1,418,620	22
Gain on sale of loans, net	520,493	337,435	54	910,165	716,252	27
Income from bank-owned life insurance	142,561	158,496	(10)	578,529	631,702	(8)
Other-than-temporary impairment of securities	—	(218,266)	—	—	(1,229,037)	—
Gain (loss) on the sale of securities, net	(4,706)	19,573	(124)	(170,788)	58,704	(391)
Discount accretion of FDIC loss sharing receivable	187,799	236,895	(21)	851,080	738,431	15
Settlement of litigation	—	—	—	525,000	—	—
Other income	30,461	60,787	(50)	188,750	144,045	31

Total noninterest income	1,858,383	1,478,152	26	6,780,996	4,492,075	51

Noninterest Expense
Compensation and benefits	4,692,503	3,797,201	24%	17,821,501	14,505,004	23%
Occupancy	799,493	565,753	41	2,633,558	2,217,788	19
Marketing and advertising	312,733	238,500	31	980,557	826,616	19
Data processing and communication	713,701	493,814	45	3,141,776	2,141,975	47
Professional fees	203,524	188,737	8	1,378,504	1,084,170	27
Forms, printing and supplies	139,997	131,860	6	542,079	512,777	6
Franchise and shares tax	93,783	(40,515)	331	675,801	400,589	69
Regulatory fees	169,375	228,244	(26)	857,990	620,526	38
Foreclosed assets, net	242,590	173,488	40	471,637	241,593	95
Other expenses	715,087	495,880	44	2,279,996	1,822,107	25

Total noninterest expense	8,082,786	6,272,962	29	30,783,399	24,373,145	26

Income before income tax expense	3,189,373	2,203,222	45	7,755,192	7,032,015	10
Income tax expense	1,055,122	738,301	43	2,635,411	2,343,890	12

Net income	$2,134,251	$1,464,921	46%	$5,119,781	$4,688,125	9%

Earnings per share - basic	$0.31	$0.20	55%	$0.72	$0.62	16%

Earnings per share - diluted	$0.30	$0.20	50	$0.71	$0.62	15

HOME BANCORP, INC. AND SUBSIDIARY

SUMMARY FINANCIAL INFORMATION

	For The Three Months Ended			For The Three
	December 31,		%	Months Ended	%
	2011	2010	Change	September 30, 2011	Change
(dollars in thousands except per share data)
EARNINGS DATA
Total interest income	$11,371	$8,550	33%	$10,788	5%
Total interest expense	1,389	1,406	(1)	1,400	(1)

Net interest income	9,982	7,144	40	9,388	6

Provision for loan losses	568	147	286	526	8
Total noninterest income	1,858	1,478	26	1,599	16
Total noninterest expense	8,083	6,272	29	9,182	(12)
Income tax expense	1,055	738	43	356	196

Net income	$2,134	$1,465	46	$923	131

AVERAGE BALANCE SHEET DATA
Total assets	$965,357	$698,683	38%	$926,101	4%
Total interest-earning assets	850,822	604,778	41	815,071	4
Totals loans	662,429	448,172	48	612,416	8
Total interest-bearing deposits	598,864	449,404	33	573,407	4
Total interest-bearing liabilities	701,875	463,431	51	679,235	3
Total deposits	724,717	551,010	32	689,014	5
Total shareholders’ equity	133,899	131,802	2	127,750	5

SELECTED RATIOS (1)
Return on average assets	0.88%	0.84%	5%	0.40%	120%
Return on average equity	6.38	4.45	43	2.89	121
Efficiency ratio (2)	68.27	72.74	(6)	83.57	(18)
Average equity to average assets	13.87	18.86	(26)	13.79	1
Tier 1 leverage capital ratio (3)	12.52	15.46	(19)	12.17	3
Total risk-based capital ratio (3)	21.08	23.65	(11)	21.17	—
Net interest margin (4)	4.66	4.70	(1)	4.58	2

PER SHARE DATA
Basic earnings per share	$0.31	$0.20	55%	$0.13	138%
Diluted earnings per share	0.30	0.20	50	0.13	131
Book value at period end	17.30	16.18	7	16.92	2
Tangible book value at period end	16.96	15.46	10	16.60	2

PER SHARE DATA
Shares outstanding at period end	7,759,954	8,311,602	(7)%	7,862,154	(1)%
Weighted average shares outstanding
Basic	6,882,206	7,274,882	(5)%	7,173,443	(4)%
Diluted	7,033,984	7,347,275	(4)	7,274,615	(3)

(1)	With the exception of end-of-period ratios, all ratios are based on average monthly balances during the respective periods.
(2)	The efficiency ratio represents noninterest expense as a percentage of total revenues. Total revenues is the sum of net interest income and noninterest income.
(3)	Capital ratios are end of period ratios for the Bank only.
(4)	Net interest margin represents net interest income as a percentage of average interest-earning assets.

HOME BANCORP, INC. AND SUBSIDIARY

SUMMARY CREDIT QUALITY INFORMATION

	December 31, 2011			September 30, 2011			December 31, 2010
	Covered	Noncovered	Total	Covered	Noncovered	Total	Covered	Noncovered	Total
(dollars in thousands)
CREDIT QUALITY (1) (2)
Nonaccrual loans	$10,460	$11,000	$21,460	$10,680	$8,791	$19,471	$15,988	$1,056	$17,044
Accruing loans past due 90 days and over	—	—	—	—	—	—	—	—	—

Total nonperforming loans	10,460	11,000	21,460	10,680	8,791	19,471	15,988	1,056	17,044
Other real estate owned	6,096	2,868	8,964	5,495	3,066	8,561	5,661	92	5,753

Total nonperforming assets	16,556	13,868	30,424	16,175	11,857	28,032	21,649	1,148	22,797
Performing troubled debt restructurings	26	572	598	29	587	616	—	721	721

Total nonperforming assets and troubled debt restructurings	$16,582	$14,440	$31,022	$16,204	$12,444	$28,648	$21,649	$1,869	$23,518

Nonperforming assets to total assets			3.16%			2.88%			3.25%
Nonperforming loans to total assets			2.23			2.00			2.43
Nonperforming loans to total loans			3.21			2.98			3.87
Allowance for loan losses to nonperforming assets			16.78			16.16			17.19
Allowance for loan losses to nonperforming loans			23.79			23.26			23.00
Allowance for loan losses to total loans			0.77			0.69			0.89

Year-to-date loan charge-offs			$334			$320			$369
Year-to-date loan recoveries			58			38			72

Year-to-date net loan charge-offs			$276			$282			$297

Annualized YTD net loan charge-offs to total loans			0.04%			0.06%			0.07%

(1)

Nonperforming loans consist of nonaccruing loans and loans 90 days or more past due. Nonperforming assets consist of nonperforming loans and repossessed assets. It is our policy to cease accruing interest on loans 90 days or more past due. Repossessed assets consist of assets acquired through foreclosure or acceptance of title in-lieu of foreclosure.

(2)

Asset quality information includes assets covered under FDIC loss sharing agreements. Such assets covered by FDIC loss sharing agreements are referred to as “Covered” assets. All other assets are referred to as “Noncovered”.